Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: July 28, 2016
Contact: Angela Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports Second Quarter 2016 Preliminary
Unaudited Financial Results

Net Income Totaled $232 Million for the Quarter Ended June 30, 2016
Advances Grew to $116.3 Billion at June 30, 2016, an Increase of 30 Percent Over December 31, 2015

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended June 30, 2016. The Bank expects to file its Second Quarter 2016 Form 10-Q with the Securities and Exchange Commission (SEC) on or before August 15, 2016.

Summary

The Bank recorded $232 million in net income for the second quarter and $419 million through the first six months of the year. The Bank’s net income in 2016 has been significantly impacted positively by net settlements on private-label mortgage-backed securities (MBS) litigation, which have totaled $337 million for the first half of the year. The Bank acquired the rights to the private-label MBS litigation interests as a result of its merger with the Federal Home Loan Bank of Seattle (Seattle Bank) (the Merger) in mid-2015.

The Bank’s net interest income totaled $94 million in the second quarter and $197 million year-to-date, both up from the comparable periods in 2015, reflecting increases in the Bank’s advances and investments, a portion of which is attributable to the assets acquired in the merger. Advances, which totaled $116.3 billion as of June 30, 2016, continued to be the Bank’s single largest asset class, accounting for 69 percent of total assets.

“The Federal Home Loan Bank of Des Moines’ financial performance remains strong,” said Michael L. Wilson, president and CEO. “We are delivering on our member value proposition, which is to be a reliable source of liquidity and funding. The growth in our retained earnings, attributable in large part to our private-label MBS settlements, provides a buffer to ensure we maintain the par value of the stock members have entrusted to us.”

In August, the Board of Directors (Board) is scheduled to consider the second quarter 2016 dividend. An announcement is expected on or before August 15, 2016. In the first quarter, the Board declared an annualized dividend of 3.50 percent on activity-based stock and 0.50 percent on membership stock and paid a dividend totaling $39 million.

As a result of the Bank’s year-to-date earnings, the Bank has accrued $47 million for use in its Affordable Housing Program (AHP) in 2017. Through the same period in 2015, the Bank accrued $7 million. The larger AHP accrual year-to-date 2016 means the Bank’s AHP should meet a larger range of affordable housing needs in its 13-state district.

Detail

Operating Results

For the three and six months ended June 30, 2016, the Bank recorded net income of $232 million and $419 million compared to $26 million and $61 million for the same periods in 2015. The Bank's net income for the three and six months ended June 30, 2016 was driven by $200 million and $337 million of net gains on litigation settlements, which resulted in $20 million and $34 million in additional Affordable Housing Program accruals for the three and six months then ended. Excluding these items, net income for the three and six months ended June 30, 2016 would have been $52 million and $116 million. The Bank’s net income was also impacted by net interest income, other income (loss), and other expense.

The Bank recorded net gains on litigation settlements of $200 million and $337 million in other income (loss) for the three and six months ended June 30, 2016 as a result of settlements with certain defendants in the Bank’s private-label MBS litigation. As a result of the Merger, the Bank is currently involved in a number of legal proceedings initiated by the Seattle Bank against various entities relating to its purchases and subsequent impairments of certain private-label MBS. Although the Seattle Bank sold all private-label MBS during the first quarter of 2015, the Bank continues to pursue these proceedings.

The Bank's net interest income totaled $94 million and $197 million for the three and six months ended June 30, 2016 compared to $80 million and $148 million for the same periods last year. The increase was primarily due to an increase in interest income resulting from higher average advance and investment volumes, a portion of which is attributable to the assets acquired in the Merger. The Bank's net interest margin was 0.24 percent and 0.26 percent during the three and six months ended June 30, 2016 compared to 0.30 percent and 0.29 percent for the same periods last year. The decline was primarily due to increased costs on the Bank’s interest-bearing liabilities driven by the higher interest rate environment and higher average volumes of advances that generate lower margins when compared to the Bank’s other interest-earning assets.

The Bank recorded income of $192 million and $324 million in other income (loss) for the three and six months ended June 30, 2016 compared to income of $6 million and a loss of $3 million for the same periods last year. The increase was driven primarily by the litigation settlements discussed above. Other factors impacting other income (loss) include net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three and six months ended June 30, 2016, the Bank recorded net losses of $30 million and $73 million on its derivatives and hedging activities through other income (loss) compared to net gains of $35 million and $4 million during the same periods last year. These fair value changes were primarily attributable to the impact of changes in interest rates on interest rate swaps the Bank utilizes to hedge its investment securities portfolio.

Trading securities are recorded at fair value with changes in fair value reflected through other income (loss). During the three and six months ended June 30, 2016, the Bank recorded net gains on trading securities of $18 million and $53 million compared to net losses of $27 million and $8 million for the same periods in 2015. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities and were offset by changes in fair value on derivatives that the Bank utilizes to economically hedge these securities.

Other expense totaled $27 million and $54 million for the three and six months ended June 30, 2016 compared to $56 million and $76 million for the same periods last year. The decrease was primarily due to one-time merger related expenses incurred during the three and six month periods ended June 30, 2015. Merger related expenses primarily included compensation and benefit expenses and merger transaction and integration expenses.

Balance Sheet Highlights

The Bank's total assets increased to $167.9 billion at June 30, 2016, from $137.4 billion at December 31, 2015, due primarily to an increase in advances and investments. Advances increased $27.1 billion primarily due to borrowings from a wide range of members with the most significant increase from a large depository institution member. Investments increased $4.0 billion due to the purchase of money market investments, certain U.S. Treasury obligations, and agency guaranteed MBS during the first half of the year.

The Bank's total liabilities increased to $161.4 billion at June 30, 2016, from $131.8 billion at December 31, 2015, due primarily to an increase in consolidated obligations issued to fund the growth in the Bank’s assets. Total capital increased to $6.5 billion at June 30, 2016, from $5.6 billion at December 31, 2015. Total capital was impacted by an increase in retained earnings and an increase in capital stock. Retained earnings increased to $1.2 billion due to net income earned. Capital stock increased during the first half of 2016 due to increased member activity which was partially offset by the reclassification of $0.7 billion of capital stock, including all capital stock outstanding to captive insurance companies, to mandatorily redeemable capital stock. This capital stock reclassification was in response to the Finance Agency final rule affecting captive insurance company membership effective February 19, 2016.

Additional financial information will be provided in the Bank's Second Quarter 2016 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or before August 15, 2016.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
	June 30,	December 31,
Statements of Condition (dollars in millions)	2016	2015
Advances	$116,294	$89,173
Investments	44,143	40,167
Mortgage loans held for portfolio, net	6,640	6,755
Total assets	167,860	137,374
Consolidated obligations	159,120	130,198
Mandatorily redeemable capital stock	698	103
Total liabilities	161,356	131,749
Capital stock - Class B putable	5,241	4,714
Additional capital from merger	128	194
Retained earnings	1,220	801
Accumulated other comprehensive income (loss)	(85)	(84)
Total capital	6,504	5,625
Total regulatory capital[1]	7,287	5,812

1     Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Results (dollars in millions)	2016	2015 Revised [1]	2016	2015 Revised [1]
Net interest income	$94	$80	$197	$148
Provision (reversal) for credit losses on mortgage loans	1	1	1	1
Other income (loss):
Net gains (losses) on trading securities	18	(27)	53	(8)
Net gains (losses) on derivatives and hedging activities	(30)	35	(73)	4
Net gains (losses) on disposal of fixed assets	—	(3)	—	(3)
Gains on litigation settlements, net	200	—	337	—
Other, net	4	1	7	4
Total other income (loss)	192	6	324	(3)
Total other expense	27	56	54	76
Net income before assessments	258	29	466	68
Affordable Housing Program assessments	26	3	47	7
Net income	$232	$26	$419	$61
Performance Ratios
Net interest spread	0.21%	0.28%	0.23%	0.27%
Net interest margin	0.24%	0.30%	0.26%	0.29%
Return on average equity	15.34%	2.35%	14.15%	2.80%
Return on average capital stock	19.11%	2.95%	17.25%	3.51%
Return on average assets	0.59%	0.10%	0.55%	0.12%
Regulatory capital ratio	4.34%	4.19%	4.34%	4.19%

1 Certain amounts have been revised for immaterial errors previously identified for the three and six months ended June 30, 2015 related to hedge ineffectiveness calculations on swapped available-for-sale investments.

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Second Quarter 2016 Form 10-Q expected to be filed on or about August 15, 2016 with the SEC.

###

On May 31, 2015, the Bank completed the Merger with the Seattle Bank. The Merger had a significant impact on all aspects of the Bank's financial condition, results of operations, and cash flows. As a result, the financial results for the current period are not directly comparable to the financial results prior to the merger.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to over 1,400 members, including commercial banks, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.